Form 4 - 03/10/01
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         U.S. SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549
                        FORM 4
      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
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Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934
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[ ] Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction
1(b).
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1. Name and Address of Reporting Person
     Leon Kline
     c/o Tidalwave Holdings Inc.
     1831 N.E. 45th Street
     Ft. Lauderdale, FL 33308
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2. Issuer Name and Ticker or Trading Symbol
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     Tidalwave Holdings Inc. (TDWV)
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3. I.R.S. Identification Number of Reporting Person, if an
Entity (Voluntary)
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4. Statement for Month/Year
     March 2001
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5. If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all
applicable)
[X] Director  [ ] 10% Owner  [X] Officer (give title below)
[ ] Other (specify below)
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                 CEO, President, Treasurer
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7. Individual or Joint/Group Filing (Check Applicable Line)
     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person
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
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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
1.                   2.                   3.                    4.
Title of Security     Transaction Date     Transaction Code     Securities Acquired (A)
(Instr. 3)            (Month/day/year)     (Instr. 8)           or Disposed of (D)
                                         -----------------      (Instr. 3,4, and 5)
                                           Code         V       -----------------------
                                                                        (A)
                                                                Amount   or    Price
                                                                        (D)
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Common Stock            02/07/01            J(1)                  5,000   D     $0.080
Common Stock            02/09/01            J(1)                  5,000   D     $0.085
Common Stock            02/28/01            J(1)                  5,000   D     $0.080
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5.                    6.                  7.
Amount of Securities    Ownership Form:     Nature of Indirect
Beneficially Owned      Direct (D) or       Beneficial Ownership
At End of Month         Indirect (I)        (Instr. 4)
Instr. 3 and 4          (Instr. 4)
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1,421,972               D                     N/A

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Reminder: Report on a separate line for each class of
securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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
1.             2.                    3.             4.             5.
Title of       Conversion           Transaction     Transaction    Number of Derivative
Derivative     or Exercise          Date (Month/    Code           Securities Acquired (A)
Security       Price of             Day/Year)       (Instr. 8)     or Disposed of (D)
(Instr. 3)     Derivative                          --------------  (Instr. 3, 4, and 5)
               Security                             Code      V    ----------------------
                                                                      (A)         (D)
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

6.                          7.                      8.
Date Exercisable            Title and Amount        Price of Derivative
and Expiration Date         of Underlying           Security (Instr. 5)
(Month/Day/Year)            Securities
-------------------         (Instr. 3 and 4)
Date          Expiration    -------------------
Exercisable   Date           Title       Amount
                                         Or Number
                                         Of shares
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
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Table II -- Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) Cont.
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
9.                               10.                         11.
Number of Securities             Ownership Form              Nature of Indirect
Beneficially Owned               of Derivative Security:     Beneficial Ownership
at End of Month                  Direct (D) or Indirect (I)  (Instr. 4)
(Instr. 4)                       (Instr. 4)
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
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Explanation of Responses:
(1) The Reporting Person sold 15,000 shares on common stock
of the Issuer through a broker on the open market.
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SIGNATURE OF REPORTING PERSON
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/s/ LEON KLINE
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Date: March 10, 2001
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** Intentional misstatements or omissions of facts
constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
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Note: File three copies of this Form, one of which must be
manually signed. If space provided is insufficient, see
Instruction 6 for procedure.
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